Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway — Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release
Contact:
Tamar Gerber
Vice President, Investor Relations & Financial Communications
646.348.6706
ACI Worldwide, Inc. Reports Financial
Results for the Quarter and Year Ended December 31, 2008
OPERATING HIGHLIGHTS
•	Year-over-year revenues grew $43.4 million or 12% aided by customer ‘go live’ recognition and term renewals

•	Operating Free Cash Flow (OFCF) increased to approximately $65 million, $12 million higher than the prior year

•	Calendar Year GAAP EPS grew $0.68 to $0.30 per share in fiscal year 2008.

•	Signed five major customer renewals; two of which were formerly PUFs and are improved economic deals on a normal five-year contract basis.

•	Removed approximately $30 million in annualized costs from the business during full year 2008 and we currently expect to remove an additional $8.0 million in annualized cost in 2009

	Quarter and Year Ended
	Quarter	Year	Better / (Worse)	Better / (Worse)	Better / (Worse)	Better / (Worse)
	ended Dec 31,	ended Dec 31,	Quarter ended Dec	Quarter ended Dec	Year ended Dec 31,	Year ended Dec 31,
	2008	2008	31, 2007	31, 2007	2007	2007
Operating Free Cash Flow ($ Mil)	$31.1	$65.1	$10.0	47%	$12.3	23%
60 month Backlog ($Bil)	$1.407	$1.407	$0.019	1%	$0.019	1%
Revenues ($ Mil)	$109.2	$417.7	$7.9	8%	$43.4	12%

(NEW YORK — February 26, 2009) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of software for electronic payment systems, today announced financial results for the quarter and year ended December 31, 2008. We will hold a conference call on February 26, 2009, at 8.30 a.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.
“In 2008, ACI achieved strong sales and operational performance. Our infrastructure investment over the past few years has begun to pay off as we demonstrated higher completion rates in multi-product customer installations. In the fourth quarter, we achieved success in renewing term contracts, previously booked at deep discounts, at economically advantageous rates”, Chief Executive Officer Philip Heasley said.
Heasley further added, “I can reiterate my statements from last quarter. We do not currently expect sales of our products to be unduly affected by the macroeconomic climate as our solutions enhance the productivity of bank processing. Even in a credit-constrained environment, we believe it will continue to be critical for the payments side of the banks to achieve further productivity improvements.”
As previously disclosed, on February 23, 2007, our Board of Directors approved a change in our fiscal year from a September 30 fiscal year-end to a December 31 fiscal year-end, effective as of January 1, 2008 for the year ended December 31, 2008. Accordingly, for comparison purposes, we have included financial information for the twelve months ended December 31, 2007 in this press release, which has been derived by combining the results of the four quarters ended March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007.
Notable new business during the quarter included:
•	EMEA: Products selected across the Europe/Middle East region included large service deals incorporating BASE24-epsTM combinations in Western Europe, ACI Proactive Risk ManagerTM, and ACI Money Transfer Service. Customer geographies included Hungary, Italy, the Netherlands, Russia, Spain, the United Kingdom as well as a new customer in Kenya.

•	Asia: New accounts and new applications signed in Thailand, Australia and in New Zealand for products ranging from BASE24-posTM, ACI Proactive Risk ManagerTM, and numerous add-on/ capacity deals in Korea, Thailand, China, Philippines and Australia. Our two largest Asian customers signed renewals in the quarter as well.

•	Americas: Major term renewals drove a large amount of Base24 systems in combination with Payments Manager. There was also a significant Enterprise Banker win. Retail sector sales occurred in supermarkets, pharmacies and gas station chains. During 2008, total sales for the Americas rose approximately 10% with new business sales up 14% year-over-year.
FINANCIAL SUMMARY
Operating Free Cash Flow
Operating free cash flow for the December 2008 quarter was $31.1 million compared to $21.1 million for the December 2007 quarter. The primary items driving the year-over-year increase of $10.0 million in operating free cash flow were related to higher customer cash receipts, lower payroll and benefits expenses and capital expenditures as well as lower cash taxes paid in the 2008 period. Negative variance over the December 2007 quarter was driven by the lack of a corresponding IBM alliance receipt in the prior year quarter.
Operating free cash flow for the twelve months ended December 31, 2008 was $65.1 million, an increase of approximately $12 million over the twelve months ended December 31, 2007. Driving the increase in operating free cash flow was IBM alliance receipts of approximately $33 million, an approximately $19 million increase in customer cash receipts and a reduction of approximately $7 million in payroll and benefits expenses as a result of restructuring and favorable foreign exchange fluctuations. This increase was partially offset by growth of approximately $9 million in contractor expenses during 2008, higher annual capital expenditures related to the relocation of our Omaha facilities, and approximately $6 million in cash expenditures on the IBM IT transition and outsourcing.

Liquidity
We had $113.0 million in cash and cash equivalents on hand at December 31, 2008, an increase of $16.0 million as compared to December 31, 2007. As of December 31, 2008, we also had $75.0 million of unused borrowings under our credit facility.
Sales
Sales bookings in the quarter totaled $189.3 million compared to $131.5 million in the December 2007 quarter. The $57.8 million, or 44%, rise in period-over-period sales is primarily from add-on business and term extensions. Add-on business accounted for $82.5 million of the December 2008 quarter sales compared to $55.6 million in the December 2007 quarter sales while term extensions contributed $73.3 million in the 2008 quarter compared to $44.5 million in the 2007 quarter. Add-ons were comprised of capacity upgrades, migrations to BASE24-epsTM, and sales of additional functionality to existing customers. Term extensions to existing customers were booked at economically normalized renewal rates as compared to the discounted incentives offered in the previous renewal terms.
Backlog
As of December 31, 2008, our estimated 60-month backlog was $1.407 billion compared to $1.414 billion at September 30, 2008, and $1.388 billion as of December 31, 2007. The sequential decrease of approximately $7 million, or 0.5%, in our 60-month backlog was primarily due to foreign exchange translation loss of approximately $54 million on a sequential quarterly basis offset by increases from 2008 new sales. The 60-month backlog metric was negatively impacted by an approximately $78 million variance in currency rates year-over-year. As of December 31, 2008, our estimated 12-month backlog was $325 million, a decrease of approximately $11 million from the quarter ended December 31, 2007, reflecting both the large deals which moved out of backlog into current period GAAP revenue in calendar 2008 and the approximately $18 million impact of the strengthening US Dollar. Customer installations which went live during the year were predominantly in Western Europe, the Middle East and the United States.

Revenue
Revenue was $109.2 million in the quarter ended December 31, 2008, an increase of $7.9 million, or 8%, over the prior-year period revenue of $101.3 million driven primarily by increases in service revenues. Consistent with the performance of prior quarters in calendar year 2008, our December 2008 quarterly GAAP revenue was derived principally from our backlog: 81% from backlog and 19% of the revenue was provided by current-period sales of license renewal fees and capacity. The amount of revenue originating from same period sales was higher than in the prior year due to the sales mix being more heavily weighted to renewal and add-on business. Services revenue increased by 34%, or $7.8 million, to $30.7 million due to higher ongoing and ancillary services provided to customers at more commercially attractive rates. License fee revenues, as well as maintenance revenues, were largely unchanged on a year over year basis. Revenue growth in the December 2008 quarter was negatively impacted by an estimated $8 million in foreign exchange rate fluctuations compared to the December 2007 quarter.
Revenue for the twelve months ended December 31, 2008 was $417.7 million, an increase of $43.4 million or 12% compared to revenue of $374.2 million for the twelve months ended December 31, 2007. Revenue growth is attributed to our success in completing multi-phase, complex new customer and new application installations. Revenue growth year-over-year, much like backlog, was adversely impacted by an estimated $3 million in foreign exchange rate fluctuations.
Operating Expenses
Operating expenses were $89.6 million in the December 2008 quarter compared to $98.4 million in the December 2007 quarter, a decrease of $8.8 million or approximately 9%. This decrease in operating expense was largely due to a reduction of $10.2 million in personnel and related costs due to the implementation of our restructuring and headcount reduction program, in addition to the lower headcount resulting from the IBM IT outsourcing arrangement. Other large decreases resulted from reductions in travel and entertainment of $1.0 million, a $0.6 million reduction in advertising and promotion as well as a nearly $1.0 million reduction in facilities. These savings were partially offset by $2.0 million in additional severance in the December 2008 quarter as well as $2.0 million in professional fees related to reinvestments and development of our corporate management office.

Operating expenses for the twelve months ended December 31, 2008 were $395.9 million, an increase of $22.0 million, or 6%, compared to expense of $373.9 million in the twelve months ended December 31, 2007. The increase in operating expense year over year resulted from a rise of $14.8 million in personnel and related costs. The increase was due to cost of maintenance and services as we implemented large volumes of multi-product systems and invested in next generation software releases. Other large increases resulted from the release of $3.2 million of deferred costs related to the recognition of the Faster Payments and Mastercard implementations upon project completion, an increase of $2.9 million in distributor commissions related to mix of sales in 2008. We also incurred an incremental $2.9 million in 2008 above 2007 costs related to severance actions, recruitment and consulting fees and the IBM IT outsourcing transition costs.
Other Income and Expense
Other income for the December 2008 quarter was $4.4 million compared to other expense of $1.0 million in the December 2007 quarter. The variance of $5.4 million in other income resulted primarily from a positive variance of $7.4 million in foreign exchange gains due to change in exchange rates and our net monetary asset positions in US dollars and in Euros. The foreign exchange gain was partially offset by a $1.8 million increase in the non-cash charge on our interest rate swaps. Interest expense and interest income were largely unchanged compared to the prior year quarter.
On an annual basis, other income for the twelve months ended December 31, 2008 was $5.8 million as compared to other expense of $6.4 million for the twelve months ended December 31, 2007. The $12.2 million change in other income resulted primarily from a positive variance of $13.2 million in foreign exchange gains partially offset by a $1.2 million increase in the non-cash charge on our interest rate swaps. Both interest expense and interest income were lower primarily due to the cyclical market trend of reductions in interest rates.

Taxes
Income tax expense in the December 2008 quarter was $11.0 million or a 46% effective tax rate, compared to an expense of $3.9 million, or a 207% effective tax rate in the prior year quarter. The tax expense cost and high effective rates in both quarters were due to losses in tax jurisdictions for which we received no tax benefit and by income in tax jurisdictions in which we accrued tax expense.
Net Income (Loss) and Diluted Earnings Per Share
Net income for the December 2008 quarter was $12.9 million compared to net loss of $2.0 million during the same period last year, an increase of $14.9 million as a result of the factors described above.
Earnings per share for the quarter ended December 31, 2008 was $0.37 per diluted share compared to a loss of $(0.06) per diluted share during the same period last year.
Earnings per share for the twelve months ended December 2008 was $0.30 per diluted share compared to a loss of $(0.38) per diluted share for the twelve month period. The $0.68 improvement in earnings per share was due to the stronger business performance in 2008 as compared to 2007.
Diluted Weighted Average Shares Outstanding
Total diluted weighted average shares outstanding were 34.6 million for the quarter and 34.8 million for the twelve months ended December 31, 2008 as compared to 35.7 million shares outstanding for the quarter and 36.6 million for the twelve months ended December 31, 2007.
2009 Guidance
ACI is guiding on three metrics for calendar year 2009. We currently expect GAAP Revenue to achieve a range of $415-425 million, Sales of $450-460 million and GAAP Operating Income of $35-40 million.

About ACI Worldwide, Inc.
ACI Worldwide is a leading provider of electronic payments software and services to major banks, retailers and processors around the world. The company’s solutions enable online payment processing, online banking, fraud prevention and detection, and back office services such as settlement, account management, card management and dispute processing. ACI solutions provide market-leading levels of reliability, manageability and scale to over 800 customers in 88 countries. Visit ACI Worldwide at www.aciworldwide.com.
Regulatory Filings
As explained in the company’s February 17, 2009 press release, the company determined that $1.9 million of revenue recognized in its March 31, 2008 quarter for a software project should have been deferred until further project milestones were achieved. Subject to completion of the review of that matter, ACI will file an amended Form 10-Q for the quarter ended March 31, 2008 containing restated consolidated financial statements correcting this error. At that time, ACI also intends to amend its second and third quarter 2008 reports on Form 10-Q to report year-to-date data reflecting the error and to file its 2008 annual report on Form 10-K.
The information in this press release is subject to change based upon the final findings of that review and the review of the restated financial statements by the company’s independent registered public accounting firm. Until those reviews are completed, there is a risk that additional information may arise that would require the company to make adjustments beyond those previously disclosed.
Non GAAP Financial Measures
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, excluding cash payments associated with the cash settlement of stock options, cash payments associated with one-time employee related actions, less capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net cash provided by operating activities	$31.6	$12.1	$77.8	$37.9
Selected non-recurring items:
Net after tax cash payments associated with employee-related activities	2.0	2.7	3.5	4.1
Net after tax cash payments associated with corporate jet lease termination	—	0.8	—	0.8
Net after tax cash payments associated with early termination of Watford facility lease	—	—	0.6	—
Net after tax cash payments associated with stock option cash settlement	—	—	—	8.4
Less capital expenditures	(0.7)	(3.9)	(12.0)	(7.7)
Less alliance technical enablement expenditures	(2.0)	—	(6.3)	—
Proceeds from alliance agreement	0.2	9.3	1.5	9.3

Operating Free Cash Flow	$31.1	$21.1	$65.1	$52.8

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.
The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements
     This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this presentation include, but are not limited to, statements regarding the: (a) expectations regarding the Company’s belief that sales of its products should not be unduly affected by the macroeconomic climate as the Company’s solutions enhance the productivity of bank processing; (b) expectations that it is critical for bank customers in a credit-constrained environment to achieve further productivity improvements; (c) expectations and assumptions regarding sales, revenues, operating income; and (d) the company’s expectation regarding the filing of restated Forms 10-Q for the first three quarters of 2008 and the filing of the company’s annual report on Form 10-K.
     Forward-looking statements can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements, and our business, financial condition and results of operations could be materially and adversely affected. In addition, we disclaim any obligation to update any forward-looking statements after the date of this press release, except as required by law. All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, risks related to the restatement of our financial statements, general economic downturn, demand for our products, increased competition, the accuracy of backlog estimates, risks from operating internationally, our alliance with IBM, our outsourcing agreement with IBM, the protection of our intellectual property, volatility in our stock price, the performance of our strategic product, BASE24-eps, changes in the financial services industry, our tax positions, the complexity of our products and the risk that they may contain hidden defects, future acquisitions and investments, our offshore software development activities, litigation, security breaches or computer viruses, governmental regulations and industry standards, our compliance with privacy regulations, system failures, our restructuring plan, material weaknesses in our internal control over financial reporting, the maturity of certain legacy retail payment products, restrictions and other financial covenants in our credit facility, head-count reductions, and volatility and disruption of the capital and credit markets. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	December 31,	September 30,	December 31,	September 30,
	2008	2008	2007	2007
ASSETS
Current assets
Cash and cash equivalents	$112,966	$94,341	$97,011	$60,794
Billed receivables, net	77,738	79,742	87,932	70,384
Accrued receivables	17,412	16,697	11,132	11,955
Deferred income taxes	12,507	4,238	5,824	7,088
Recoverable income taxes	3,140	9,998	6,336	3,852
Prepaid expenses	9,483	10,991	9,803	10,572
Other current assets	8,800	8,249	8,399	7,233

Total current assets	242,046	224,256	226,437	171,878

Property, plant and equipment, net	19,421	20,355	19,503	19,356
Software, net	29,438	28,805	31,430	31,764
Goodwill	199,986	204,560	206,770	205,715
Other intangible assets, net	30,347	32,799	38,088	39,685
Deferred income taxes	17,397	31,281	30,530	24,315
Other assets	14,207	16,270	17,700	14,028

TOTAL ASSETS	$552,842	$558,326	$570,458	$506,741

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,047	$12,291	$16,351	$14,677
Accrued employee compensation	19,955	22,532	22,659	22,625
Deferred revenue	99,921	105,370	115,519	97,042
Income taxes payable	78	—	—	2,251
Alliance agreement liability	6,195	5,404	9,331	—
Accrued and other current liabilities	24,068	20,261	22,992	17,925

Total current liabilities	166,264	165,858	186,852	154,520

Deferred revenue	24,296	23,262	27,253	30,280
Note payable under credit facility	75,000	75,000	75,000	75,000
Deferred income taxes	2,091	3,393	3,245	3,265
Alliance agreement noncurrent liability	37,327	40,706	—	—
Other noncurrent liabilities	34,023	33,791	37,069	18,664

Total liabilities	339,001	342,010	329,419	281,729

Commitments and contingencies

Stockholders’ equity
Preferred Stock	—	—	—	—
Common stock	204	204	204	204
Common stock warrants	24,003	24,003	24,003	—
Treasury stock	(147,808)	(148,807)	(140,320)	(140,340)
Additional paid-in capital	302,237	302,549	311,108	312,642
Retained earnings	58,468	46,971	47,886	53,226
Accumulated other comprehensive income (loss)	(23,263)	(8,604)	(1,842)	(720)

Total stockholders’ equity	213,841	216,316	241,039	225,012

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$552,842	$558,326	$570,458	$506,741

     “The financial information for the twelve months ended December 31, 2007 has been derived by combining the results of the four quarters ended March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007. ”

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues:
Software license fees	$46,797	$46,266	$169,210	$154,566
Maintenance fees	31,748	32,167	130,015	124,671
Services	30,666	22,849	118,428	94,974

Total revenues	109,211	101,282	417,653	374,211

Expenses:
Cost of software license fees	9,291	10,214	45,487	42,240
Cost of maintenance and services	26,891	24,689	124,744	99,147
Research and development	9,256	16,411	45,896	56,514
Selling and marketing	15,990	20,673	74,028	72,803
General and administrative	28,211	26,443	105,785	103,201

Total expenses	89,639	98,430	395,940	373,905

Operating income	19,572	2,852	21,713	306

Other income (expense):
Interest income	678	763	2,609	3,960
Interest expense	(1,460)	(1,389)	(5,013)	(6,573)
Other, net	5,172	(334)	8,247	(3,781)

Total other income (expense)	4,390	(960)	5,843	(6,394)

Income (loss) before income taxes	23,962	1,892	27,556	(6,088)
Income tax expense	11,024	3,908	16,974	7,680

Net income (loss)	$12,938	$(2,016)	$10,582	$(13,768)

Earnings (loss) per share information
Weighted average shares outstanding
Basic	34,433	35,700	34,498	36,559
Diluted	34,610	35,700	34,795	36,559

Earnings (loss) per share
Basic	$0.38	$(0.06)	$0.31	$(0.38)
Diluted	$0.37	$(0.06)	$0.30	$(0.38)
     “The financial information for the twelve months ended December 31, 2007 has been derived by combining the results of the four quarters ended March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007. ”

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Twelve Months Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$10,582	$(13,768)
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Depreciation	6,506	6,017
Amortization	15,544	14,828
Tax expense of intellectual property shift	1,942	2,025
Amortization of debt financing costs	336	336
Gain on reversal of asset retirement obligation	(949)	(386)
Gain on transfer of assets under contractual obligations	(219)	—
(Gain) loss on disposal of assets	290	(65)
Change in fair value of interest rate swaps	5,800	4,552
Deferred income taxes	4,739	(9,231)
Stock-based compensation expense	7,888	5,816
Tax benefit of stock options exercised and cash settled	357	1,019
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	(5,401)	(15,971)
Other current assets	(187)	(1,796)
Other assets	617	(3,116)
Accounts payable	(2,494)	2,189
Accrued employee compensation	51	910
Proceeds from alliance agreement	40,935	—
Accrued liabilities	(2,609)	4,357
Current income taxes	2,130	3,109
Deferred revenue	(7,012)	36,963
Other current and noncurrent liabilities	(1,020)	(207)

Net cash flows from operating activities	77,826	37,581

Cash flows from investing activities:
Purchases of property and equipment	(7,021)	(5,363)
Purchases of software and distribution rights	(4,936)	(2,334)
Sales of marketable securities	—	2,500
Proceeds from transfer of assets under contractual arrangement	—	500
Alliance technical enablement expenditures	(6,328)	—
Proceeds from alliance agreement, net of common stock warrants	1,498	9,330
Acquisition of businesses, net of cash acquired	(169)	(10,869)
Other	—	6

Net cash flows from investing activities	(16,956)	(6,230)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,704	279
Proceeds from issuance of common stock warrants	—	24,003
Payments for cash settlement of stock options		285
Proceeds from exercises of stock options	3,841	625
Excess tax benefit of stock options exercised	142	123
Purchases of common stock	(30,063)	(46,348)
Payments on debt and capital leases	(3,311)	(2,505)

Net cash flows from financing activities	(27,687)	(23,538)

Effect of exchange rate fluctuations on cash	(17,228)	(702)

Net decrease in cash and cash equivalents	15,955	7,111
Cash and cash equivalents, beginning of period	97,011	89,900

Cash and cash equivalents, end of period	$112,966	$97,011

     “The financial information for the twelve months ended December 31, 2007 has been derived by combining the results of the four quarters ended March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007. ”